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[LONG DISTANCE DIRECT HOLDINGS, INC. LETTERHEAD]

Erik Watts
National Benefits Consultants, LLC
695 Town Center Drive, 4th Floor
Costa Mesa, CA 92626

May 14, 1998

Dear Erik,

Further to our telephone conversation this morning, I am writing to confirm our intentions towards yourselves.

As you know, we are currently in discussions with a substantial ($1 billion plus) public telecommunications company with a view to their taking a loan and equity interest in LDDI and developing a strategic partnership for the marketing by LDDI of various telecommunications and Internet services that they provide. In that context, we have asked you to consider writing the letter of comfort mentioned in the draft term sheet that we faxed you earlier today.

With regard to your option entitlements under the Agreement between NBC and LDDI ("the Agreement"), and in consideration of your assistance in relation to the above matter and subject to continuance in force of the Agreement, the Board of Long Distance Direct Holdings, Inc agrees as follows:

1.   the exercise price is hereby reduced to $1.00 (one dollar per share); and

2. there will be an immediate vesting of your option in an amount equal to 10% of the Total Shares (as defined in the Agreement), such vesting to be on account of the total number of shares purchasable by NBC pursuant to the Agreement and to be contingent upon exercise of the vested options within twenty four months of the date hereof.

We also agree that NBC and Deloitte & Touche will be brought financially up to date out of the proceeds of the proposed equity and loan investment. In turn, you have indicated that NBC will release the new business that you have withheld pending resolution of the matters discussed above.
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Please sign and return to me a copy of this letter by way of confirmation of the above.

With best personal regards,

Sincerely

/s/ Michael Preston

Michael Preston
Vice-President, CFO

/s/ Eric R. Watts